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                                                                    EXHIBIT 99.1
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
CONTACTS:
Financial/Investor:                    Media:
Bob Zwerneman                          Chris Nabors         Tracey Frederickson
Vice President of Investor Relations   Dir. Of Comm         Sr. Account Executive
S1 Corporation                         S1 Corporation       Sterling Hager, Inc.
404-812-6225                            404-812-6775        617-926-6665 x126
rzwernem@s1.com                        cnabors@s1.xom       tfrederickson@sterlinghager.com
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               S1 CORPORATION COMPLETES ACQUISITION OF FICS GROUP

   -- S1 CONTINUES TO EXECUTE ON ITS AGGRESSIVE ACQUISITION STRATEGY; BECOMES
       WORLD'S LARGEST INNOVATOR OF INTERNET-BASED FINANCIAL SOLUTIONS --

ATLANTA - NOVEMBER 19, 1999 -- S1 Corporation (NASDAQ: SONE) today announced that it has completed its acquisition of FICS Group, N.V., a privately-held company based in Brussels, Belgium. This strategic acquisition provides S1 with an established international presence and enables the company to leverage FICS' highly regarded corporate banking and financial reporting expertise. S1 also gains additional blue chip customers, expanding its customer base to include 21 of the top 50 financial institutions worldwide.

        S1 is integrating FICS' online corporate banking solutions into its product family to further enhance its core offerings. Furthermore, S1 will gain a global distribution network with sales forces in 11 countries and experience with banking payment systems and regulatory requirements. It will leverage FICS' research and development efforts in cutting-edge technologies such as wireless access, e-purses, smart cards, and biometric authentication. In addition, S1 has established a separate division for FICS' Financial Reporting System , which will continue to deliver leading financial reporting solutions.

        In the transaction, S1 issued 10 million shares of its common stock and acquired all the FICS shares. FICS stockholders are also entitled to receive up to an additional 4.5 million shares under an "earn-out" if FICS meets certain financial goals through 2002. In addition, the

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currently outstanding options held by FICS employees convert into options for approximately 1.2 million shares of S1 common stock. Furthermore, S1 is granting an additional 2.8 million S1 options to FICS employees.

        "This acquisition, coupled with our recent acquisitions of Edify and VerticalOne, clearly establishes S1 as the defining force in the Internet-based financial services industry," said James S. Mahan III, S1 CEO. "Furthermore, it provides evidence of the global scope of our vision and our ability to anticipate and address the needs and challenges faced by today's leading financial institutions."

               ABOUT S1 CORPORATION

        S1 (NASDAQ:SONE), the pioneer of Internet banking, is today's leading provider of innovative Internet-based financial services solutions worldwide. S1 offers a broad range of applications that empower financial organizations to increase revenue, strengthen customer relationships and gain competitive advantage by meeting the evolving needs of their customers across various lines of business, market segments and delivery channels. Through its professional services organization, S1's applications can be implemented in-house or outsourced to the S1 Data Center. Additional information about S1 is available at http://www.s1.com.

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